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                                                                      EXHIBIT 99

DATE: January 15, 1998                         CONTACT: JEFFERY B. WEINRESS
                                                        VICE PRESIDENT/CFO

RELEASE DATE: IMMEDIATE                                 LIDAK Pharmaceuticals
                                                        (619) 558-0364, ext. 242

                             LIDAK PHARMACEUTICALS
                                  NEWS RELEASE


               LIDAK PHARMACEUTICALS RECEIVES PRELIMINARY PROPOSAL

         LA JOLLA, CALIFORNIA - January 15, 1998 -- LIDAK Pharmaceuticals (NASDAQ NM: LDAKA) announced that it had received a preliminary proposal from HealthMed, Inc. which expressed an interest in providing a substantial infusion of working capital in the form of non-dilutive debt in multiple stages over 18 months. The proposal suggests that the working capital be used by LIDAK, in part, to accelerate research and development of LIDAK technologies and for marketing expenses related to LIDAKOL(R) if approved for marketing by the U.S. Food and Drug Administration.

         The preliminary proposal is subject to certain conditions precedent including, among others, completion of due diligence and "receiving sufficient entry of shareholders into voting trust arrangements with HealthMed." ("Sufficient entry" is not defined.) David H. Katz, M.D., President and CEO of LIDAK, has advised the Company that he has sold approximately 30% of his 1,027,003 shares of Class A common stock to HealthMed and agreed to place the balance of his Class A shares and his 234,000 shares of Class B common stock in a voting trust with HealthMed as the trustee. Dr. Katz also stated that Medical Biology Institute, a non-profit corporation of which Dr. Katz is President and a director, has sold a portion of its 217,000 shares of Class A common stock to HealthMed and agreed to place the balance of its Class A shares in a voting trust with HealthMed as the trustee.

         A committee composed of four independent directors of LIDAK has been formed to evaluate the HealthMed proposal. With respect to that evaluation, the committee is seeking more specific information from HealthMed regarding the details of their proposal.

         LIDAK emphasizes that the proposal is preliminary and there can be no assurance as to whether or not a definitive agreement will be reached.

         LIDAK Pharmaceuticals is developing therapeutic products designed to treat virally caused diseases, allergies and asthma, inflammatory disorders and cancer. LIDAK's topical drug for the treatment of recurrent oral facial herpes, LIDAKOL, was recently submitted to the United States Food and Drug Administration for marketing approval.

                                      # # #

         The information contained in this press release, including any forward looking statements contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to drug development and clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside of the influence and/or control of the Company.